Exhibit 99.2

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 25,	December 31,	December 25,
	2022	2021	2022	2021
Revenues:
Product sales	$6,115,352	$6,206,303	$26,586,926	$22,449,065
Total revenues	$6,115,352	$6,206,303	$26,586,926	$22,449,065

Cost of product sales	4,489,640	4,851,502	19,285,846	17,659,347
Gross Margin	1,625,712	1,354,801	7,301,080	4,789,718

Selling, general, and administrative expense	1,316,530	1,042,407	5,066,660	4,276,751
Income from operations	309,182	312,394	2,234,420	512,967

Interest/Other income (expense)	9,866	(2,021)	635,248	(4,068)
Net income before income tax	319,048	310,373	2,887,668	508,899
Income tax provision (benefit)	50,057	92,563	756,268	(2,706,978)
Net income	$268,991	$217,810	$2,131,400	$3,215,877

Wtd. Avg. basic common shares outstanding - diluted	14,649,719	14,727,442	14,675,646	14,590,725

Net income per basic common share	$0.02	$0.01	$0.15	$0.22

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	December 31,	December 25,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$8,266,753	$5,050,312
Accounts receivable-trade, net	3,777,975	4,870,021
Accounts Receivable - other	685,668	--
Inventories, net	4,875,901	3,911,602
Prepaid expenses and other current assets	211,242	225,873
Total current assets	17,817,539	14,057,808
Net property and equipment	1,326,968	1,332,933
Right-of-use lease asset	466,000	586,000
Deferred taxes, net	2,069,436	2,823,978
Total Assets	$21,679,943	$18,800,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	43,711	55,906
Accounts payable	1,836,865	2,100,251
Accrued expenses	820,856	1,086,429
Deferred revenue	2,521,128	1,707,138
Lease liability, current portion	157,000	155,000
Total current liabilities	5,379,560	5,104,724
Note payable less current portion	54,847	98,684
Deferred revenue – long term	231,020	--
Long term lease liability	309,000	431,000
Total liabilities	5,974,427	5,634,408

Total stockholders’ equity	15,705,516	13,166,311
Total liabilities and stockholders’ equity	$21,679,943	$18,800,719